EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

November  9, 2017

AquaVenture Holdings Limited Announces

Third Quarter 2017 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the periods ended September 30, 2017.

Highlights

•

Total revenues for the three months ended September 30, 2017 were $29.9 million compared to $28.9 million in the prior year period, reflecting a 3.6% increase. On a segment basis, revenues for Seven Seas Water and Quench increased 2.4% and 4.7%, respectively, over the prior year period.

•

Net loss for the three months ended September 30, 2017 was $7.6 million, compared to net loss of $4.7 million in the prior year period. The increase in the net loss was mainly due to a $2.7 million increase, net of income tax, in share-based compensation over the 2016 period.

•

Diluted loss per share for the three months ended September 30, 2017 was $(0.29). There were no ordinary shares outstanding prior to October 6, 2016. Therefore, no diluted loss per share information is available for the three months ended September 30, 2016.

•

Adjusted EBITDA of $9.7 million for the three months ended September 30, 2017 was flat compared to the prior year period. Adjusted EBITDA Margin for the current quarter was 32.5%, compared to 33.7% in the prior year period.

•

Adjusted EBITDA plus cash collected on the design and construction contract acquired in our Peru acquisition was $11.7 million for the three months ended September 30, 2017, compared to $9.7 million in the prior year period, an increase of 20.6%.

•

On September 8, 2017, Quench acquired substantially all the assets of Wellsys Corporation, an exclusive importer and reseller of branded and private-label point-of-use (“POU”) systems and related products. The acquisition enables Quench to participate more broadly in the global POU market through the Wellsys dealer network and provides an opportunity to secure Quench’s own exclusive supplier of POU units and related products.

•	On August 2, 2017, Quench acquired substantially all the assets of Quench Canada, a Toronto-based POU provider.
•	On August 4, 2017, AquaVenture Holdings completed a $150 million debt financing.
•	Seven Seas Water finalized amendments to its BVI water purchase agreement and BVI loan agreement on August 4, 2017.

“I am pleased with our operational and financial results through the first three quarters of the year. We have achieved revenue growth of 5.4% on a year-to-date basis over the comparable prior year period in 2016, which includes 4.2% of inorganic growth from completed acquisitions. We added to our inorganic growth during the current quarter through Quench’s acquisition of Wellsys, which extends our sales channels to an expansive dealer network, and the previously-announced Quench Canada acquisition. We finished the quarter with over $100 million in investable cash and a new debt facility which is designed to expand as we make acquisitions. With this strong capital base and a very attractive M&A pipeline, we are very encouraged with our ability to augment our organic growth with attractive acquisitions,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer. “In addition, I want to reiterate how proud I am of the way our Seven Seas Water operations team weathered the impact of the hurricanes in September. All of our plants were able to restart operations as soon as electricity was restored to them and we experienced limited damage to our facilities. We continue to work with the impacted communities that we serve to support them as they rebuild. I would like to thank our team for its continued dedication to these ongoing efforts.”

Recent Developments

Quench Acquisitions. On September 8, 2017, Quench acquired substantially all the assets of Wellsys Corporation (“Wellsys”), a supplier of branded and private-labeled point-of-use water coolers and purification systems, for a total purchase price of $6.9 million. Unlike Quench’s existing direct customer equipment sales business model, Wellsys systems are sold exclusively through an indirect channel of dealers in the United States, Canada, Mexico and South Africa, which expands Quench’s participation in the growing POU market domestically and internationally. In addition, the acquisition provides an opportunity to develop, source and distribute Quench-exclusive innovative coolers and purification offerings, and to develop relationships with Wellsys dealers that we believe could ultimately lead to potential acquisitions.

On August 2, 2017, effective August 1, 2017, Quench acquired substantially all the assets of Quench Water Canada, a Toronto-based POU operator for a total purchase price of $0.7 million. This acquisition establishes a presence in Canada and is expected to be used as a platform for further expansion.

Hurricanes Irma and Maria. During the first half of September 2017, two category 5 hurricanes went through the Caribbean, impacting St. Maarten, the US Virgin Islands (“USVI”), the British Virgin Islands (“BVI”), Turks and Caicos Islands and the Bahamas where Seven Seas Water has plants. Revenues during the three months ended September 30, 2017 were negatively impacted by approximately $0.6 million related to the hurricanes due to lost production days. In addition, Seven Seas Water incurred $0.2 million of expenses in the third quarter related to the hurricanes, resulting primarily from repairs and maintenance expense, transportation of supplies to the impacted islands, and employee assistance packages. All of the plants in the affected regions are operating and producing water to meet current demand, with the exception of a small non-core auxiliary plant in the USVI that is still awaiting power from a local utility and which averages approximately $20 thousand per month in revenue.

Corporate Debt Financing.  On August 4, 2017, AquaVenture entered into a $150.0 million senior secured credit agreement that provides a four-year, non-amortizing term loan that bears interest at LIBOR plus 6.00%. Total loan proceeds were approximately $147 million, net of debt financing costs and origination fees, of which the Company used approximately $100 million to repay in full the outstanding amounts due on the existing indebtedness of our Trinidad, USVI, Curacao and Quench subsidiaries. The remaining proceeds will be used for acquisitions, project development opportunities and working capital needs.

BVI Matters.  On August 4, 2017, the Company and the Government of the British Virgin Islands (“BVI”) amended the Paraquita Bay water purchase agreement (“WPA”) to reduce the water rate, modify contractual formulas applied to calculate increases in the water rate and revise the original WPA payment profile, effective January 1, 2017. The Company also amended its BVI loan agreement, which provided for an approximately one-year extension of the amortization schedule of the current loan and reduced the current spread applied to the LIBOR base by 50 basis points.

Consolidated Financial Performance

For the third quarter of 2017, total revenues increased 3.6% to $29.9 million from $28.9 million in the 2016 period.  Total gross margin decreased 190 basis points to 48.6% for the third quarter of 2017 from 50.5% in the prior year period.

Total selling, general and administrative expenses (“SG&A”) increased to $17.7 million in the third quarter of 2017 from $15.1 million in the prior year period. The $2.6 million increase was primarily due to an increase in share-based compensation resulting from equity grants made in connection with our initial public offering (“IPO”) during the fourth quarter of 2016 (the “IPO Grant”).

Net loss for the third quarter of 2017 was $7.6 million, compared to a net loss of $4.7 million in the prior year period.  Adjusted EBITDA was $9.7 million for the third quarter of 2017, which remained flat compared to the prior year period. Adjusted EBITDA Margin of 32.5% for the third quarter of 2017 decreased 120 basis points from 33.7% in the prior year period. Adjusted EBITDA plus the cash collected on the design and construction contract was $11.7 million in the third quarter of 2017 compared to $9.7 million in the prior year period, an increase of 20.6%.

Net cash provided by operating activities for the quarter ended September 30, 2017 was $1.2 million compared to $1.0 million for the comparable period of 2016. Capital expenditures and long-term contract expenditures were $4.2 million for the quarter ended September 30, 2017 compared to $4.9 million in the prior year period.

As of September 30, 2017, cash and cash equivalents were $118.1 million and total debt was $175.0 million.

For the nine months ended September 30, 2017, total revenues increased 5.4% to $88.8 million from $84.3 million in the prior year period and gross margin declined 220 basis points to 47.0% from 49.2% in the prior year period. Total SG&A increased to $51.0 million for the nine months ended September 30, 2017 from $43.3 million in the prior year period. The $7.7 million increase in SG&A was primarily due to an increase in share-based compensation resulting from the IPO Grant. Net loss for the nine months ended September 30, 2017 was $19.2 million compared to $12.9 million in the prior year period. Diluted loss per share for the nine months ended September 30, 2017 was $(0.73).  There were no ordinary shares outstanding prior to October 6, 2016. Therefore, no diluted loss per share information is available for the nine months ended September 30, 2016.

Adjusted EBITDA was $27.6 million for the nine months ended September 30, 2017, a 2.0% increase over Adjusted EBITDA of $27.1 million in the prior year period. Adjusted EBITDA Margin declined 100 basis points to 31.1%, compared to 32.1% in the prior year period. Adjusted EBITDA plus the cash collected on the design and construction contract was $33.7 million for the nine months ended September 30, 2017 compared to $27.1 million in the prior year period, an increase of 24.5%.

Net cash provided by operating activities for the nine months ended September 30, 2017 of $11.9 million was flat compared to the 2016 period. Capital expenditures and long-term contract expenditures were $11.9 million for the nine months ended September 30, 2017 compared to $16.6 million in the prior year period.

Third Quarter 2017 Segment Results

Seven Seas Water

Seven Seas Water revenues of $14.2 million for the third quarter of 2017 increased 2.4% from $13.9 million in the prior year period. The increase was mainly due to the inclusion of incremental revenues of $1.1 million from our Peru operations acquired in October 2016. These increases were partially offset by $0.6 million of lower revenues related to Hurricanes Irma and Maria. In addition to the hurricane impacts, revenues from our BVI plant decreased $0.4 million primarily due to rate adjustments in connection with the August 4, 2017 contract amendment.

Seven Seas Water gross margin of 44.4% for the third quarter of 2017 remained relatively flat compared to 44.6% in the prior year period. The gross margin of 44.4% included a decline resulting from the BVI contract amendment and an offsetting increase from better-than-expected performance in Peru during the current quarter.

Seven Seas Water SG&A for the third quarter of 2017 increased $1.6 million, or 33.2%, to $6.6 million from $5.0 million in the prior year period. The increase was mainly due to a $1.8 million increase in share-based compensation resulting from the IPO Grant and $0.3 million higher acquisition-related expenses in the current quarter, partially offset by a $0.3 million decrease in compensation and benefits primarily due to elevated discretionary compensation expense in the same period of 2016.

Net loss for our Seven Seas Water segment was $2.9 million for the three months ended September 30, 2017 as compared to a net loss of $1.9 million in the prior year period. Adjusted EBITDA of $6.9 million for the third quarter of 2017 increased 10.4% over Adjusted EBITDA of $6.2 million in the prior year period. Adjusted EBITDA Margin increased 360 basis points to 48.5% in the third quarter of 2017 from 44.9% in the prior year period. Adjusted EBITDA plus cash collected on the design and construction contract was $8.9 million in the third quarter of 2017 compared to $6.2 million in the prior year period, an increase of 42.9%.

For the nine months ended September 30, 2017, Seven Seas Water revenues were $43.2 million, an increase of 5.6% over the prior year period revenues of $41.0 million. Gross margin for the nine months ended September 30, 2017 decreased 380 basis points to 40.1% from 43.9% in the prior year period. Total SG&A expenses for the nine months ended September 30, 2017 increased $4.7 million to $18.7 million from $14.0 million in the prior year period. Net loss for the nine months ended September 30, 2017 was $7.9 million, compared to a net loss of $4.1 million in the prior year period. Adjusted EBITDA of $18.6 million for the nine months ended September 30, 2017 remained relatively flat compared to the prior year period. Adjusted EBITDA Margin decreased 240 basis points to 43.1% from 45.5% in the prior year period. Adjusted EBITDA plus cash collected on the design and construction contract was $24.7 million for the nine months ended September 30, 2017 compared to $18.7 million in the prior year period, an increase of 32.5%.

Quench

Quench revenues of $15.7 million for the third quarter of 2017 increased 4.7% from $15.0 million in the prior year period. Rental revenues increased $1.0 million, or 8.3%, compared to the prior year period, which was comprised of 6.2% organic growth due to additional units placed under new leases in excess of unit attrition, and 2.2% (or $0.3 million) from acquisitions. The increase in rental revenue was partially offset by a decrease in other revenues of $0.3 million, or 12.5%, due to a $0.8 million reduction in direct customer equipment sales, primarily related to a single large customer, offset in part by $0.4 million of Wellsys dealer equipment sale revenue and a $0.1 million increase in coffee sales.

Quench gross margin for the third quarter of 2017 decreased 350 basis points to 52.4% compared to 55.9% for the same period of 2016. The decrease was primarily due to (i) increased costs for service personnel and rental depreciation related to growth in the rental installed base and (ii) a decline in other gross margin related to decreases in higher-margin direct customer equipment sales and growth of lower-margin businesses, including coffee and Wellsys dealer equipment sales.

Quench SG&A for the third quarter of 2017 increased $0.2 million, or 2.4%, to $9.8 million from $9.6 million in the prior year period.  The increase was mainly due to a $0.7 million increase in share-based compensation resulting from the IPO Grant and a $0.4 million increase in amortization expense of deferred lease costs related to the increase in the units placed on lease, partially offset by a $0.8 million decrease in expenses related to the implementation of a new software-as-a-service enterprise resource planning (“ERP”) system and a $0.3 million decrease in depreciation expense related to the acceleration of depreciation in the prior year on an existing ERP system.

Quench reported a net loss of $3.0 million for the third quarter of 2017 compared to a net loss of $2.3 million in the prior year period. Adjusted EBITDA of $3.9 million for the third quarter of 2017 remained relatively flat compared to the prior year period. Adjusted EBITDA Margin decreased 220 basis points to 24.7% in third quarter of 2017 from 26.9% in the prior year period.

For the nine months ended September 30, 2017, Quench reported total revenues of $45.6 million, a $2.3 million, or 5.2%, increase compared to the prior year period revenues of $43.3 million. Gross margin for the nine months ended September 30, 2017 decreased 70 basis points to 53.5% from 54.2% in the prior year period. Total SG&A expenses for the nine months ended September 30, 2017 increased $1.3 million to $29.0 million, compared to $27.7 million in the prior year period. Net loss for the nine months ended September 30, 2017 was $8.2 million, compared to a net loss of $7.3 million in the prior year period. Adjusted EBITDA was $11.8 million for the nine months ended September 30, 2017, a 23.6% increase from Adjusted EBITDA of $9.6 million for the nine months ended September 30, 2016. Adjusted EBITDA Margin also increased 380 basis points to 25.9% for the nine months ended September 30, 2016 from 22.1% in the prior year period.

Corporate and Other

Corporate and Other SG&A for the third quarter of 2017 increased $0.8 million to $1.3 million from $0.5 million in the prior year period. The increase was mainly due to a $0.5 million increase in insurance and professional fees, including elevated legal, audit and consulting and advisory costs, since becoming a public company in October of 2016 and in connection with Sarbanes Oxley Act implementation efforts and the adoption of the new revenue and lease accounting guidance. In addition, share-based compensation increased $0.2 million from incremental equity awards granted to certain members of our board of directors in late 2016 and early 2017.

For the nine months ended September 30, 2017, Corporate and Other SG&A increased to $3.3 million from $1.5 million in the prior year period. The increase was mainly due to a $1.2 million increase in insurance and professional fees, including elevated legal, audit and consulting and advisory costs, since becoming a public company in October of 2016 and in connection with Sarbanes Oxley Act implementation efforts and the adoption of the new revenue and lease accounting guidance. In addition, share-based compensation increased $0.4 million from incremental equity awards granted to certain members of our board of directors in late 2016 and early 2017.

2017 Outlook

For the full year 2017 outlook, the Company has incorporated the impacts of both the hurricanes on the Seven Seas Water operations and the addition of the Wellsys acquisition at Quench. After factoring in these impacts, the Company is not changing its previously provided financial results and still expects the following:

•	Revenues expected between $119 and $122 million;
•	Adjusted EBITDA expected between $34 and $37 million;
•	Cash collected on the design and construction contract acquired in our Peru acquisition continues to be projected at $8.1 million annually (approximately $2 million per quarter); and
•	Adjusted EBITDA plus the cash collected on the design and construction contract acquired in our Peru acquisition expected between $42 and $45 million.

The above statements are based on current expectations and supersede previously provided guidance. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing approximately 8 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Thursday, November 9 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through November 16, 2017 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13672421. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2017 financial results; expectations regarding future business development and acquisition activities; its anticipated impacts and incremental costs related to recent hurricanes; its expectations regarding performance, growth, cash flows and margins from recently completed acquisitions; its expected margins and the impacts thereon from various customer contracts; and the impacts on operating results of the timing, size and accounting treatment of acquisitions, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$118,070	$95,334
Restricted cash	166	166
Trade receivables, net of allowances of $951 and $1,166, respectively	17,761	15,473
Inventory	8,710	6,246
Prepaid expenses and other current assets	8,612	6,401
Total current assets	153,319	123,620
Property, plant and equipment, net	113,908	116,092
Construction in progress	10,602	9,398
Long-term contract costs	82,061	87,512
Restricted cash	4,147	5,895
Other assets	41,114	44,311
Deferred tax asset	376	515
Intangible assets, net	53,919	51,330
Goodwill	99,526	98,023
Total assets	$558,972	$536,696
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,533	$3,880
Accrued liabilities	11,922	13,075
Current portion of long-term debt	6,063	27,963
Deferred revenue	3,302	2,820
Total current liabilities	25,820	47,738
Long-term debt	168,983	115,753
Deferred tax liability	4,665	2,874
Other long-term liabilities	2,414	2,825
Total liabilities	201,882	169,190
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,452 and 26,388 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	566,958	558,141
Accumulated other comprehensive income	(13)	—
Accumulated deficit	(209,855)	(190,635)
Total shareholders' equity	357,090	367,506
Total liabilities and shareholders' equity	$558,972	$536,696

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2017	2016	2017	2016
Revenues:
Bulk water	$14,206	$13,879	$43,238	$40,951
Rental	13,428	12,396	39,238	36,153
Other	2,259	2,583	6,318	7,147
Total revenues	29,893	28,858	88,794	84,251
Cost of revenues:
Bulk water	7,904	7,683	25,903	22,976
Rental	6,083	5,256	17,508	15,989
Other	1,385	1,356	3,692	3,863
Total cost of revenues	15,372	14,295	47,103	42,828
Gross profit	14,521	14,563	41,691	41,423
Selling, general and administrative expenses	17,734	15,112	50,964	43,264
Loss from operations	(3,213)	(549)	(9,273)	(1,841)
Other expense:
Interest expense, net	(2,055)	(2,802)	(5,574)	(8,231)
Other expense, net	(1,453)	(86)	(1,728)	(221)
Loss before income tax expense	(6,721)	(3,437)	(16,575)	(10,293)
Income tax expense	846	1,275	2,645	2,633
Net loss	(7,567)	(4,712)	(19,220)	(12,926)
Other comprehensive income:
Foreign currency translation adjustment	(13)	—	(13)	—
Comprehensive loss	$(7,580)	$(4,712)	$(19,233)	$(12,926)

Loss per share – basic and diluted(1)	$(0.29)		$(0.73)

Weighted-average shares outstanding – basic and diluted(1)	26,441		26,414

(1) Represents loss per share and weighted-average shares outstanding for the period following the corporate reorganization and initial public offering.  There were no ordinary shares outstanding prior to October 6, 2016 and, therefore, no loss per share information has been presented for any period prior to that date.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(19,220)	$(12,926)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,831	22,463
Adjustment to asset retirement obligation	37	86
Share-based compensation expense	9,052	1,455
Provision for bad debts	450	712
Deferred income tax provision	1,930	2,216
Inventory adjustment	153	142
Loss on extinguishment of debt	1,389	—
Loss on disposal of assets	884	939
Amortization of debt financing fees	624	568
Adjustment to acquisition contingent consideration	—	(51)
Accretion of debt	60	271
Other	—	75
Change in operating assets and liabilities:
Trade receivables	(2,312)	(1,329)
Inventory	(1,766)	(958)
Prepaid expenses and other current assets	(1,146)	(1,179)
Other assets	(2,017)	(1,807)
Current liabilities	(4)	359
Long-term liabilities	(69)	855
Net cash provided by operating activities	11,876	11,891
Cash flows from investing activities:
Capital expenditures	(11,286)	(15,037)
Long-term contract expenditures	(613)	(1,524)
Net cash paid for acquisition of assets or business	(9,921)	(100)
Principal collected on note receivable	3,350	—
Other	22	3
Net cash used in investing activities	(18,448)	(16,658)
Cash flows from financing activities:
Proceeds from long-term debt	150,000	23,675
Payments of long-term debt	(117,028)	(11,891)
Payment of debt financing fees	(3,579)	(340)
Payments related to debt extinguishment	(433)	—
Payment of acquisition contingent consideration	—	(864)
Proceeds from exercise of stock options	49	2
Shares withheld to cover minimum tax withholdings on equity awards	(356)	—
Proceeds from the issuance of Employee Stock Purchase Plan shares	75	—
Issuance costs from issuance of ordinary shares in IPO	(1,169)	—
Net cash provided by financing activities	27,559	10,582
Effect of exchange rates on cash, cash equivalents and restricted cash	1	—
Change in cash, cash equivalents and restricted cash	20,988	5,815
Cash, cash equivalents and restricted cash at beginning of period	101,395	25,026
Cash, cash equivalents and restricted cash at end of period	$122,383	$30,841

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended September 30, 2017				Three Months Ended September 30, 2016
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$14,206	$—	$—	$14,206	$13,879	$—	$—	$13,879
Rental	—	13,428	—	13,428	—	12,396	—	12,396
Other	—	2,259	—	2,259	—	2,583	—	2,583
Total revenues	14,206	15,687	—	29,893	13,879	14,979	—	28,858
Gross profit:
Bulk water	6,302	—	—	6,302	6,196	—	—	6,196
Rental	—	7,345	—	7,345	—	7,140	—	7,140
Other	—	874	—	874	—	1,227	—	1,227
Total gross profit	6,302	8,219	—	14,521	6,196	8,367	—	14,563
Selling, general and administrative expenses	6,607	9,828	1,299	17,734	4,962	9,602	548	15,112
Income (loss) from operations	(305)	(1,609)	(1,299)	(3,213)	1,234	(1,235)	(548)	(549)
Other (expense) income, net	(1,764)	(1,359)	(385)	(3,508)	(1,896)	(1,027)	35	(2,888)
Loss before income tax expense	(2,069)	(2,968)	(1,684)	(6,721)	(662)	(2,262)	(513)	(3,437)
Income tax expense	790	56	—	846	1,275	—	—	1,275
Net loss	$(2,859)	$(3,024)	$(1,684)	$(7,567)	$(1,937)	$(2,262)	$(513)	$(4,712)

	Nine Months Ended September 30, 2017				Nine Months Ended September 30, 2016
	Seven Seas		Corporate		Seven Seas		Corporate
	Water	Quench	& Other	Total	Water	Quench	& Other	Total
Revenues:
Bulk water	$43,238	$—	$—	$43,238	$40,951	$—	$—	$40,951
Rental	—	39,238	—	39,238	—	36,153	—	36,153
Other	—	6,318	—	6,318	—	7,147	—	7,147
Total revenues	43,238	45,556	—	88,794	40,951	43,300	—	84,251
Gross profit:
Bulk water	17,335	—	—	17,335	17,975	—	—	17,975
Rental	—	21,730	—	21,730	—	20,164	—	20,164
Other	—	2,626	—	2,626	—	3,284	—	3,284
Total gross profit	17,335	24,356	—	41,691	17,975	23,448	—	41,423
Selling, general and administrative expenses	18,692	28,988	3,284	50,964	14,003	27,718	1,543	43,264
Income (loss) from operations	(1,357)	(4,632)	(3,284)	(9,273)	3,972	(4,270)	(1,543)	(1,841)
Other (expense) income, net	(4,139)	(3,395)	232	(7,302)	(5,428)	(3,065)	41	(8,452)
Loss before income tax expense	(5,496)	(8,027)	(3,052)	(16,575)	(1,456)	(7,335)	(1,502)	(10,293)
Income tax expense	2,424	221	—	2,645	2,633	—	—	2,633
Net loss	$(7,920)	$(8,248)	$(3,052)	$(19,220)	$(4,089)	$(7,335)	$(1,502)	$(12,926)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, ERP system implementation charges for a SaaS solution, initial public offering costs, gains (losses) on extinguishment of debt, IPO triggered compensation, gains on bargain purchases and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(2,859)	$(3,024)	$(1,684)	$(7,567)
Depreciation and amortization	4,278	3,856	—	8,134
Interest expense, net	880	790	385	2,055
Income tax expense	790	56	—	846
Share-based compensation expense	2,048	855	239	3,142
Loss (gain) on disposal of assets	(22)	264	—	242
Acquisition-related expenses	738	139	—	877
Changes in deferred revenue related to our bulk water business	210	—	—	210
ERP implementation charges for a SAAS solution	—	373	—	373
Loss on debt extinguishment	820	569	—	1,389
Adjusted EBITDA	$6,883	$3,878	$(1,060)	$9,701

Adjusted EBITDA Margin	48.5%	24.7%	—%	32.5%

	Three Months Ended September 30, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(1,937)	$(2,262)	$(513)	$(4,712)
Depreciation and amortization	4,183	3,519	—	7,702
Interest expense (income), net	1,806	1,027	(31)	2,802
Income tax expense	1,275	—	—	1,275
Share-based compensation expense	178	199	11	388
Loss on disposal of assets	6	410	—	416
Acquisition-related expenses	438	—	—	438
Changes in deferred revenue related to our bulk water business	285	—	—	285
ERP implementation charges for a SAAS solution	—	1,129	—	1,129
Adjusted EBITDA	$6,234	$4,022	$(533)	$9,723

Adjusted EBITDA Margin	44.9%	26.9%	—%	33.7%

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Nine Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(7,920)	$(8,248)	$(3,052)	$(19,220)
Depreciation and amortization	12,771	11,060	—	23,831
Interest expense (income), net	2,980	2,826	(232)	5,574
Income tax expense	2,424	221	—	2,645
Share-based compensation expense	6,084	2,528	440	9,052
Loss (gain) on disposal of assets	(22)	906	—	884
Acquisition-related expenses	801	139	—	940
Changes in deferred revenue related to our bulk water business	697	—	—	697
ERP implementation charges for a SAAS solution	—	1,820	—	1,820
Loss on debt extinguishment	820	569	—	1,389
Adjusted EBITDA	$18,635	$11,821	$(2,844)	$27,612

Adjusted EBITDA Margin	43.1%	25.9%	—%	31.1%

	Nine Months Ended September 30, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(4,089)	$(7,335)	$(1,502)	$(12,926)
Depreciation and amortization	12,271	10,192	—	22,463
Interest expense (income), net	5,197	3,065	(31)	8,231
Income tax expense	2,633	—	—	2,633
Share-based compensation expense	843	601	11	1,455
Loss on disposal of assets	6	933	—	939
Acquisition-related expenses	935	—	—	935
Initial public offering costs	—	—	367	367
Changes in deferred revenue related to our bulk water business	855	—	—	855
ERP implementation charges for a SAAS solution	—	2,109	—	2,109
Adjusted EBITDA	$18,651	$9,565	$(1,155)	$27,061

Adjusted EBITDA Margin	45.5%	22.1%	—%	32.1%

KEY METRICS

Cash Collected on Design and Construction Contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a note receivable.  As a result of this accounting treatment, which differs from existing contracts in our Seven Seas Water business, the cash collected on the design and construction contract is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.

	Three Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Cash collected on design and construction contract	$2,025	$—	$—	$2,025

Three Months Ended September 30, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
(in thousands)
Cash collected on design and construction contract	$—	$—	$—	$—

	Nine Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Cash collected on design and construction contract	$6,078	$—	$—	$6,078

Nine Months Ended September 30, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
(in thousands)
Cash collected on design and construction contract	$—	$—	$—	$—

Adjusted EBITDA plus Cash Collected on Design and Construction Contract

We understand that many in the investment community combine our Adjusted EBITDA and the cash we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the cash collected on the design and construction contract is presented.

	Three Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on design and construction contract	$8,908	$3,878	$(1,060)	$11,726

	Three Months Ended September 30, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on design and construction contract	$6,234	$4,022	$(533)	$9,723

	Nine Months Ended September 30, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on design and construction contract	$24,713	$11,821	$(2,844)	$33,690

	Nine Months Ended September 30, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on design and construction contract	$18,651	$9,565	$(1,155)	$27,061